EXHIBIT 99.1


                 ESSEX BANCORP, INC. ANNOUNCES EARNINGS FOR 2000
             AND ITS INTENTION TO PURSUE A GOING-PRIVATE TRANSACTION

TO:  BUSINESS EDITORS                                CONTACT: INVESTOR RELATIONS
FOR IMMEDIATE RELEASE                                         (757) 893-1326

         NORFOLK, VIRGINIA, February 1, 2001. Essex Bancorp, Inc. (AMEX: ESX) ("Bancorp") today announced that it had consolidated net income of $3.9 million for the year ended December 31, 2000 as compared to net income of $2.2 million for the year ended December 31, 1999. Bancorp's net income for 2000 included a $2.7 million net tax benefit, as compared to a $1.4 million net tax benefit in 1999, resulting from the recognition of the benefits of tax loss carryforwards.

         Bancorp's net income for the fourth quarter of 2000 was $3.1 million as compared to net income of $1.4 million for the fourth quarter of 1999. The fourth quarter of 2000 included a $3.0 million net tax benefit, as compared to a $1.0 million net tax benefit in 1999, once again resulting from the recognition of the benefits of tax loss carryforwards.

         Bancorp's pre-tax earnings for the fourth quarter of 2000 decreased $264,000 when compared to the fourth quarter of 1999. This decline was primarily attributable to the following factors:

      o     a $201,000 increase in the provision for loan losses;

      o a $177,000 decline in other noninterest income resulting primarily from nonrecurring adjustments to servicing-related receivables in 1999; and

      o a $59,000 increase in noninterest expenses resulting primarily from the impact of an increase in full-time equivalent employees on personnel expenses. The increase in personnel occurred at Essex Home Mortgage Servicing Corporation as the number of loans serviced increased approximately 9.0% and at Essex Savings Bank, F.S.B. (the "Bank") as the Bank opened its new retail banking branch in Ashland, Virginia in May 2000. Despite the increase in noninterest expenses, Bancorp's efficiency ratio, expressed as the ratio of operating noninterest expense to total revenues, improved from 83.47% for the fourth quarter of 1999 to 80.57% for the fourth quarter of 2000.

         The impact of these factors was partially offset by a $169,000 fourth quarter increase in net interest income resulting from a 14.8% increase in average interest-earning assets.

         Bancorp's total assets increased 10.8% from $277.7 million at December 31, 1999 to $307.7 million at December 31, 2000, primarily as a result of increases in construction loans to residential builders and participations in construction and development loans. Nonperforming assets decreased from $1.3 million at December 31, 1999, or .48% of total assets, to $749,000 at December 31, 2000, or .24% of total assets, and Bancorp's loan loss coverage, expressed as the ratio of the allowance for loan losses to nonperforming loans, improved from 182.88% as of December 31, 1999 to 301.56% as of December 31, 2000. Loans 30 to 89 days past due declined 39.1% from $1.1 million at December 31, 1999 to $680,000 at December 31, 2000.

         At a meeting on February 1, 2001, Bancorp's Board of Directors (the "Board") unanimously decided to consider the viability of a going-private transaction, which would be subject to the recommendation and approval of a Special Committee. If such a transaction goes forward, it will also be subject to shareholder approval. The impetus for such a transaction is the Board's belief that neither Bancorp nor its common shareholders derives any material economic benefit from the continued registration of its common shares and that the monetary expense to Bancorp and the management time involved with Bancorp's continued status as a public company significantly outweigh any benefit that may be received by Bancorp or its common shareholders. In a going-private transaction, Bancorp would merge with a subsidiary, and Bancorp's common shareholders would receive a cash payment for their shares. The Board believes that such a going-private transaction may be the best way to provide liquidity and a return to Bancorp's common shareholders. As Bancorp has previously disclosed, the accumulating dividends on Bancorp's classes of preferred stock are such that the book value per common share at Bancorp is likely to remain negative, and even increase, for the foreseeable future. Based on a preliminary analysis, which takes into consideration the current and prospective negative book value per common share, the unlikely prospect for common stock dividends, the number of common shares currently outstanding and other factors, the Board believes that if the going-private transaction takes place, the cash price to be paid to shareholders would be approximately $1.45 per share. Accordingly, the Board has formed a Special Committee and has authorized it to, among other things, (i) retain a financial adviser to render an opinion as to the fairness of the cash consideration to be received by common shareholders from a financial point of view, (ii) retain securities counsel to ensure compliance with securities regulations and special counsel to assist in the decision-making process, (iii) pursue requisite regulatory approvals for such a transaction and
(iv) evaluate alternatives for financing the payment to shareholders and the related transaction fees. The results of these activities will ultimately be the basis for a recommendation by the Special Committee to the Board with regard to the structure, fairness and advisability of the going-private transaction. Although there can be no assurances that the going-private transaction will take place, the Board currently anticipates that it may submit a proposal to Bancorp's shareholders for their approval at Bancorp's annual meeting to be held on June 21, 2001. This annual meeting date has been rescheduled from the previously-announced date.

         This press release is not an offer to acquire any shares of common stock. If Bancorp proceeds with a going-private transaction, the shareholders will receive a proxy statement describing the transaction (including any conditions to the closing of the transaction). Any decision regarding such a transaction should be based on that disclosure.

         The above discussion may contain forward-looking statements that involve assumptions and potential risks and uncertainties. Bancorp's future results could differ materially from those discussed herein. Readers should not place undue reliance on any forward-looking statements, which are applicable only as of the date hereof.

                 [Selected Consolidated Financial Data follows.]

                                       ESSEX BANCORP, INC.
                              SELECTED CONSOLIDATED FINANCIAL DATA
                              (In thousands, except per share data)
                                           (Unaudited)
                                              Three Months Ended                Year Ended
                                                  December 31,                 December 30,
                                               -----------------           --------------------
                                               2000        1999             2000          1999
                                               ----        ----             ----          ----
Operations Data:
    Interest income                            $5,878     $4,792           $22,202      $17,458
    Interest expense                            3,962      3,045            14,559       11,184
                                               ------     ------           -------      -------
    Net interest income                         1,916      1,747             7,643        6,274
    Provision for loan losses                     350        149               740          149
                                               ------     ------           -------      -------
    Net interest income after
      provision for loan losses                 1,566      1,598             6,903        6,125
    Noninterest income:
      Loan servicing fees                         469        454             1,792        1,621
      Mortgage banking income                      75         86               217          500
      Other                                       294        471             1,106        1,210
                                               ------     ------           -------      -------
         Total noninterest income                 838      1,011             3,115        3,331
    Noninterest expenses                        2,287      2,228             8,850        8,685
                                               ------     ------           -------      -------
    Income before benefit
      from income taxes                           117        381             1,168          771
    Benefit from income taxes (1)               2,984      1,035             2,704        1,389
                                               ------     ------           -------      -------
    Net income                                 $3,101     $1,416           $ 3,872      $ 2,160
                                               ======     ======           =======      =======

    Basic and diluted income
      available to common
      shareholders (2)                         $2,541     $  905           $ 1,729      $   202
    Income per common share (3):
      Basic                                    $ 2.40     $  .85           $  1.63      $   .19
      Diluted                                  $  .79     $  .22           $  1.08      $   .07
    Weighted average shares outstanding (3):
      Basic                                     1,061      1,061             1,061        1,061
      Diluted                                   3,236      4,129             1,604        2,836

  Other Data:
    Net interest spread                          2.17%      2.45%             2.42%        2.29%
    Net interest margin                          2.67%      2.79%             2.81%        2.71%
    Efficiency ratio                            80.57%     83.47%            79.68%       90.57%

(1) The benefit from income taxes includes $3.2 million and $1.4 million for the three months ended December 31, 2000 and 1999, respectively, and $3.3 million and $1.9 million for the years ended December 31, 2000 and 1999, respectively, arising from the expected utilization of tax loss carryforwards.

(2) Bancorp's basic and diluted income available to common shareholders is computed based upon net income adjusted for cumulative but undeclared preferred stock dividends of $560,000 and $511,000 for the three months ended December 31, 2000 and 1999, respectively, and $2.1 million and $2.0 million for the years ended December 31, 2000 and 1999, respectively.

(3) Basic income per share is computed based on income available to common shareholders divided by the average number of common shares outstanding for each period. Potential common shares are dilutive for all periods presented and diluted income per share is computed under the treasury stock method.

                                 ESSEX BANCORP, INC.
                         SELECTED CONSOLIDATED FINANCIAL DATA
                        (In thousands, except per share data)
                                     (Unaudited)

                                                      December 31,      December 31,
                                                          2000              1999
                                                          ----              ----
Balance Sheet Data:
    Assets
      Cash and cash equivalents                          $ 17,783           $ 18,951
      Investment securities                                 5,026              5,479
      Net loans                                           265,855            238,882
      Loans held for sale                                   1,095                917
      Other assets                                         17,963             13,510
                                                         --------           --------
         Total assets                                    $307,722           $277,739
                                                          =======            =======

    Liabilities
      Deposits                                           $242,596           $212,209
      Federal Home Loan Bank advances                      41,000             44,600
      Other liabilities                                     2,259              2,935
                                                        ---------          ---------
         Total liabilities                                285,855            259,744
    Shareholders' Equity (1)                               21,867             17,995
                                                         --------           --------
         Total liabilities and shareholders' equity      $307,722           $277,739
                                                          =======            =======

    Nonperforming assets                                 $    749           $  1,330
    Allowance for loan losses                            $  1,740           $  1,697
    Nonperforming assets as a percent of
      total assets                                            .24%              .48%
    Allowance for loan losses as a percent of
      total loans                                             .65%              .71%
    Allowance for loan losses as a percent of
      nonperforming loans                                  301.56%           182.88%
    Book value per common share (2)                      $  (2.34)          $ (3.97)
    Tier I capital ratio (3)                                 6.04%             6.25%
    Risk-based capital ratio (3)                            10.52%            11.44%

(1) Bancorp's shareholders' equity consists of both preferred and common stock. The preferred shareholders have 2,250,000 shares of nonvoting perpetual preferred stock redeemable at Bancorp's option at an aggregate redemption value of $15.0 million. In addition, the preferred shareholders have warrants to purchase 7,949,000 shares of Bancorp's common stock at a price of $0.9375 per share. These warrants became exercisable in September 1998.

(2) Bancorp's book value per common share is computed by deducting from total shareholders' equity the $15.0 million preferred stock redemption value and the $9.3 million and $7.2 million of cumulative but undeclared preferred stock dividends at December 31, 2000 and 1999, respectively, which is then divided by total common shares outstanding of 1,060,642 at December 31, 2000 and 1999. This calculation of book value does not assume the exercise of any potential common shares, such as warrants and options.

(3)  Capital ratios are those of Essex Savings Bank, F.S.B.